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                                                                    EXHIBIT 99.1

SEMCO ENERGY
28470 13 Mile Road Suite 300
Farmington Hills, MI 48334




FOR IMMEDIATE RELEASE

Analysts Contact:  Thomas Connelly
Director of Investor Relations
Phone:  248-702-6240
E-mail: Thomas.Connelly@semcoenergy.com

Media Contact:  Francis R. Lieder
Director of Corporate Communications
Phone:  810-987-2200 Ext.  4186
FAX:  810-989-4098
E-mail:  francis.lieder@semcoenergy.com


                    SEMCO ENERGY PLACES PRIVATE DEBT ISSUANCE

     Farmington Hills, MI, December 12, 2003 - SEMCO ENERGY, INC. (NYSE: SEN) announced today that it privately placed $50 million in aggregate principal amount of its 7.75% senior unsecured notes due 2013 for 104.25% of their principal amount. The notes will be offered to certain institutional investors in an offering exempt from the registration requirements of the Securities Act of 1933, as amended. The notes are of the same class as SEMCO's outstanding 7.75% notes issued in May of this year.

     The offering is being done concurrently with the amendment of SEMCO's existing bank credit facility and SEMCO intends to use the proceeds of the offering to repay indebtedness under its bank credit facility. The amendment to the bank credit facility reduces the aggregate commitment by $30 million to $125 million and modifies the debt-to capitalization ratio covenant to 72% or less through March 31, 2004, so long as the sale of Alaska Pipeline Company has not been consummated.

     The notes to be offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or solicitation of an offer to buy such notes.

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     SEMCO ENERGY, Inc. distributes natural gas to approximately 385,000 customers combined in Michigan, as SEMCO ENERGY GAS COMPANY, and in Alaska, as ENSTAR Natural Gas Company. It owns and operates businesses involved in natural gas pipeline construction services, propane distribution, intrastate pipelines and natural gas storage in various regions of the United States. In addition, it provides information technology and outsourcing services, specializing in the mid-range computer market.

     This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections of SEMCO Energy, Inc. and its subsidiaries (the "Company"). Statements that are not historical facts, including without limitation statements about the Company's outlook, beliefs, plans, goals and expectations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," estimate," "anticipate," "believe" or "continue" or the negatives of these terms or variations of them or similar terminology. These statements are subject to potential risks and uncertainties and, therefore, actual results may differ materially. The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.









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